Exhibit 99.1

NEWS BULLETIN	RE: NOBLE ROMAN'S, INC.
1 Virginia Avenue, Suite 300
Indianapolis, IN 46204

FOR ADDITIONAL INFORMATION, CONTACT:
For Media Information: Scott Mobley, President & CEO  317/634-3377
For Investor Relations: Paul Mobley, Executive Chairman  317/634-3377
or Brett Maas, Hayden IR, 646/536-7331or brett@haydenir.com

Noble Roman’s Announces Adoption of Rule 10b5-1 Stock Trading Plan

(Indianapolis, Indiana) – December 19, 2014 -- Noble Roman's, Inc. (OTC/BB: NROM), the Indianapolis-based franchisor and licensor of Noble Roman’s Pizza and Tuscano’s Italian Style Subs, today announced that Paul W. Mobley, the company’s Executive Chairman and Chief Financial Officer, has established a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to sell a limited number of his shares of the company’s common stock as part of Mr. Mobley’s personal asset diversification strategy.

The plan provides for the sale of a maximum of 200,000 shares of common stock per each continuous three-month period at specified market prices commencing January 2, 2015 . The plan provides that Mr. Mobley may sell a maximum of 600,000 shares of common stock under the plan. Based on his current ownership, if all of the shares subject to the plan were sold, Mr. Mobley would then beneficially own approximately 2,966,035 shares of common stock.

The plan was designed to comply with the company’s policies and the guidelines specified in Rule 10b5-1. Through appropriate filings with the U.S. Securities and Exchange Commission, Mr. Mobley will disclose all sales made under the plan in accordance with applicable federal securities laws, rules and regulations.

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management.  The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to, competitive factors and pricing pressures, non-renewal of franchise agreements, shifts in market demand, the success of new franchise programs with limited operating history including the stand-alone take-n-bake locations, general economic conditions, changes in purchases of or demand for the company's products, licenses or franchises, the success or failure of individual franchisees and licensees, changes in prices or supplies of food ingredients and labor, and dependence on continued involvement of current management.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated, expected or intended.  The company undertakes no obligations to update the information in this press release for subsequent events.

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